Exhibit 10.5

FORM OF NON QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) dated as of January [ ], 2007 between ARAMARK HOLDINGS CORPORATION, a Delaware corporation (the “Company”), and the Optionee set forth on the signature page to this Agreement (the “Optionee”).

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) made and entered into as of the 8th day of August, 2006, by and among RMK Acquisition Corporation, a Delaware corporation (“MergerCo”), RMK Finance LLC, a Delaware limited liability company, and Aramark Corporation, MergerCo will be merged with and into Aramark Corporation, with Aramark Corporation surviving the merger as a wholly-owned subsidiary of the Company ( the “Transaction”);

WHEREAS, the Company, acting through the Committee (as such term is defined in the Plan) with the consent of the Company’s Board of Directors (the “Board”) has agreed to grant to the Optionee, as of the date first set forth above (the “Grant Date”), in connection with or within 90 days after the closing of the Transaction (the “Closing Date”), an option under the Aramark Holdings Corporation 2007 Management Stock Incentive Plan (the “Plan”) to purchase a number of shares of Common Stock on the terms and subject to the conditions set forth in this Agreement and the Plan; and

WHEREAS, the Optionee is, in connection with the execution of this Agreement, to become a party to the Stockholders Agreement (as such term is defined in the Plan).

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto hereby agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Agreement shall control. A copy of the Plan has been provided to the Optionee. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan or the Stockholders Agreement, as the case may be.

Section 2. Option; Option Price. Effective on the Grant Date, on the terms and subject to the conditions of the Plan and this Agreement, the Company hereby grants to the Optionee the option (the “Option”) to purchase the number of Shares set forth on the signature page hereto, at the Option Price of $[            ].1 One-half of the Option consists of options with time-based vesting (“Time-Based Options”), and one-half of the Option consists of options with performance-based vesting (“Performance-Based Options”). The payment of the Option Price may be made, at the election of the Optionee, in any manner authorized under Section 5.5 of the Plan as such section is in effect on the date of this Agreement. The Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Code.

[1]	Will be Fair Market Value on date of grant.

Section 3. Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and expire on the tenth anniversary of the Grant Date, unless the Option shall have sooner been terminated in accordance with the terms of the Plan (including, without limitation, Article V of the Plan) or this Agreement.

Section 4. Vesting. Subject to the Optionee’s not having a Termination of Relationship and except as otherwise set forth in Section 7, the Options shall become non-forfeitable and exercisable (any Options that shall have become non-forfeitable and exercisable pursuant to Section 4, the “Vested Options”) according to the following provisions:

(a) Time-Based Options.

(i) Twenty-five percent (25%) of the Time-Based Options shall become Vested Options on each of the first four anniversaries of the Closing Date (each, a “Vesting Date”), subject to the Optionee’s continued employment with the Company through the applicable Vesting Date.

(ii) Notwithstanding Section 4(a)(i), in the event of (A) a Change of Control, each outstanding Time-Based Option which has not theretofore become a Vested Option pursuant to Section 4(a)(i) shall become a Vested Option concurrently with consummation of such event, and (B) a Termination of Relationship as a result of the Optionee’s death, Disability, or Retirement (each, a “Special Termination”), the installment of Time-Based Options scheduled to vest during the 12-month period immediately following such Special Termination shall become Vested Options, and the remaining Time-Based Options which are not then Vested Options shall be forfeited.

(b) Performance-Based Options.

(i) Twenty-five percent (25%) of the Performance-Based Options shall become Vested Options on each Vesting Date, subject to the Optionee’s continued employment with the Company through the applicable Vesting Date and the achievement of the applicable EBIT performance target for the applicable fiscal year of the Company ending immediately prior to the applicable Vesting Date (each such fiscal year, a “Fiscal Year”, and each such EBIT performance target, an “EBIT Target”, all as set forth on Schedule 1 to this Agreement).

(ii) Notwithstanding Section 4(b)(i), but, except as otherwise provided in Section 4(b)(ii)(E) below, subject to the Optionee’s continued employment with the Company through the applicable vesting event:

(A) in the event that the EBIT Target is not achieved for any particular Fiscal Year set forth on Schedule 1 to this Agreement (other than the 2010 Fiscal Year) (any such Fiscal Year, a “Missed Year”), if the cumulative EBIT earned as of the end of any subsequent Fiscal Year equals or exceeds the Cumulative EBIT Target (as set forth on Schedule 1 to this Agreement) for such subsequent Fiscal Year (any such Fiscal Year, a “Catch-up Year”), then all installments of Performance-Based Options that did not become vested in respect of any Missed Year will nevertheless become Vested Options on the same date that the installment of Performance-Based Options that otherwise vests in respect of such Catch-up Year pursuant to this Section 4(b) (see the attached Schedule 2 for an example hereof);

(B) upon the consummation of a Return-Based Vesting Event (as defined below), all then-unvested Performance-Based Options shall become Vested Options concurrently with the consummation of such event;

(C) upon the consummation of a Qualified Partial Liquidity Event (as defined below), a portion of the then-unvested Performance-Based Options (in the order set forth below) shall become Vested Options concurrently with the consummation of such event, such that the total percentage of Performance-Based Options that have become Vested Options immediately after the consummation of such Qualified Partial Liquidity Event shall, after taking into account any Performance-Based Options that had become Vested Options pursuant to any other provision of Section 4(b) prior to such Qualified Partial Liquidity Event, be equal to the Partial Liquidity Vesting Percentage (as defined below) (see the attached Schedule 2 for an example hereof);

(D) upon the occurrence, prior to the conclusion of the Company’s 2010 Fiscal Year, of a Change of Control that is not a Return-Based Vesting Event, a percentage of the then-unvested Performance-Based Options which would have been eligible for vesting based on EBIT performance for the Fiscal Year during which the Change in Control occurs and those eligible for any subsequent Fiscal Years, equal to (x) 100% multiplied by (y) a quotient, the numerator of which is the aggregate number of Performance-Based Options that previously became Vested Options prior to the Fiscal Year in which such Change of Control occurs, and the denominator of which is the aggregate number of Performance-Based Options that were eligible to become Vested Options if all EBIT Targets were achieved prior to the Fiscal Year during with the Change in Control occurs, shall become Vested Options concurrently with consummation of such a Change of Control (see the attached Schedule 2 for an example hereof); and

(E) in the event of a Special Termination, all installments of unvested Performance-Based Options that would have vested during the 12-month period immediately following such Special Termination (the “Special Termination Vesting Period”) in accordance with the other provisions of this Section 4(b) if no such termination had occurred during such period (including in the event that any such installments would have vested based on (x) the achievement of the Cumulative EBIT Target for the Fiscal Year immediately following the Fiscal Year in which the Special Termination occurs in accordance with Section 4(b)(ii)(A), or (y) the occurrence during the Special Termination Vesting Period of a Return-Based Vesting Event, a Qualified Partial Liquidity Event or a Change of Control that is not a Return-Based Vesting Event, in accordance with Section 4(b)(ii)(B), Section 4(b)(ii)(C), or Section 4(b)(ii)(D), respectively) shall become Vested Options on the applicable Vesting Date(s) that occur during the Special Termination Vesting Period (see the attached Schedule 2 for an example hereof).

For purposes of Section 4(b)(ii)(C) above, the then-unvested Performance-Based Options shall become Vested Options in the manner set forth therein, in the following order, to the extent applicable: first, any then-unvested Performance-Based Options from any prior Missed Years (beginning with the earliest Missed Year and each subsequent Missed Year); second, the then-unvested Performance-Based Options eligible for vesting based on EBIT performance for the Fiscal Year in which the Qualified Partial Liquidity Event occurs; and third, any then-unvested Performance-Based Options eligible for vesting based on EBIT performance for the Fiscal Year immediately subsequent to the Fiscal Year in which the Qualified Partial Liquidity Event occurs and each subsequent Fiscal Year.

(c) Except as otherwise provided above with respect to a Special Termination, upon a Termination of Relationship for any reason, the unvested portion of the Option (i.e., that portion which does not constitute Vested Options) shall terminate and cease to be outstanding on the date the Termination of Relationship occurs and shall no longer be eligible to become Vested Options, provided, however, that if upon the date the Termination of Relationship occurs, the Committee is unable to determine if the EBIT Target for the Fiscal Year immediately preceding the year in which the Termination of Relationship occurs has been met, any unvested portion of the Option that could vest based upon such determination shall not terminate until such determination is made (and shall vest if the applicable EBIT Target is achieved in accordance with Section 4(6)(ii) above)).

(d) Certain Definitions.

(i) A “Return-Based Vesting Event” shall be deemed to occur upon the achievement of either of the following performance goals: (x) on or after the third anniversary of the Grant Date, the Sponsor IRR (or, during the Special Termination Vesting Period, the Special Termination Sponsor IRR) is equal to or exceeds 22% or (y) the Sponsor Stockholders have, prior to the third anniversary of the Grant Date, received a Sponsor Return (or, during the Special Termination Vesting Period, the Special Termination Sponsor Return) that equals or exceeds 200% of the Sponsor Investment.

(ii) A “Qualified Partial Liquidity Event” shall mean any disposition, whether in an IPO or other public offering, or any sale or other private transaction to any person or entity, of a portion of the Sponsor Investment (including any Change of Control, transfer from one Investor Group to another Investor Group, or LP Transfer (as defined below), but excluding, for the avoidance of doubt, a Spin-off, unless and until such shares are themselves disposed of or realized upon for cash and/or liquid or marketable equity or debt securities), or a recapitalization, resulting in (x) on or after the third anniversary of the Grant Date, the achievement by the Sponsor Stockholders of a Sponsor IRR (or, during the Special Termination Vesting Period, the Special Termination Sponsor IRR) that would equal or exceed 22%, or (y) prior to the third anniversary of the Grant Date, the receipt of a Sponsor Return (or, during the Special Termination Vesting Period, the Special Termination Sponsor Return) that equals or exceeds 200% of the Sponsor Investment, in either case, when measured with respect to such disposed or otherwise realized upon portion (and all previously liquidated, disposed of or otherwise realized (in cash or marketable securities, taking into account Section 4(d)(vi)) upon portions) of the Sponsor Investment.

(iii) The “Partial Liquidity Vesting Percentage” shall equal the percentage of the Sponsor Investment liquidated, disposed of or otherwise realized upon in a Qualified Partial Liquidity Event; provided that, if immediately following such event, the Sponsor Stockholders have liquidated, disposed of or otherwise realized upon 80% or more of the Sponsor Investment, then the Partial Liquidity Vesting Percentage shall equal 100%.

(iv) “Sponsor IRR” means the pretax compounded annual internal rate of return realized by the Sponsor Stockholders on the Sponsor Investment, based on the aggregate amount invested by the Sponsor Stockholders for all Sponsor Investment and the aggregate value and amount of cash and liquid or marketable debt or equity securities (excluding securities of the Company and, in the event of a Spin-off, securities of a Subsidiary (“Subsidiary Stock”), unless and until such shares are themselves disposed of or realized upon for cash and/or liquid or marketable equity or debt securities) actually received by the Sponsor Stockholders or in respect of all Sponsor Investment, assuming all Sponsor Investment were purchased by one Person and were held continuously by such Person. The Sponsor IRR shall be determined based on the actual time of each Sponsor Investment and the actual cash and liquid or marketable debt or equity securities received (in each case, measured at the time of receipt) by the Sponsor Stockholders in respect of all Sponsor Investment and including, as a return on each Sponsor Investment, any cash dividends, cash distributions or cash sales by the Company or any Affiliate in respect of such Sponsor Investment during such period, any transaction fees received in connection with the Transaction, and, in the event of any distribution of Shares by a Sponsor Stockholder to its general or limited partners, members, managers or stockholders (in each such case, other than a distribution by a Sponsor Stockholder to another member of such Sponsor Stockholder’s Investor Group) in accordance with such Sponsor Stockholder’s governing documents (an “LP Transfer”), the Fair Market Value of such Shares on such distribution date (the “LP Transfer Value”), but excluding any amounts payable to the Sponsor Stockholders as expense reimbursements and indemnification payments.

(v) “Sponsor Return” shall mean, on an aggregate basis, the value and amount of cash and liquid or marketable equity or debt securities (excluding securities of the Company or, in the event of a Spin-off, Subsidiary Stock, unless and until such Subsidiary Stock are themselves disposed of or realized upon for cash and/or liquid or marketable equity or debt securities) actually received by the Sponsor Stockholders in respect of all Sponsor Investment, assuming all Sponsor Investment were purchased by one Person and were held continuously by such Person. The Sponsor Return shall be determined based on the actual time of each Sponsor Investment and actual cash and/or liquid or marketable equity or debt securities received (in each case, measured at the time of receipt) by the Sponsor Stockholders in respect of all Sponsor Investment and including, as a return on each Sponsor Investment, any cash dividends, cash distributions, cash sales made by the Company or any Affiliate in respect of such Sponsor Investment during such period, any transaction fees received in connection with the Transaction, and, in the event of an LP Transfer, the LP Transfer Value, but excluding any amounts payable to the Sponsor Stockholders as expense reimbursements and indemnification payments.

(vi) In the event of a Special Termination, the term “Special Termination Sponsor IRR” shall have the same meaning as “Sponsor IRR”, except that the Sponsor IRR shall also be determined by including in such calculation the following, as of the date of such termination: (x) if no IPO has occurred at such time, the Fair Market Value of the Common Stock and the fair market value (determined in a manner consistent with the manner in which the Fair Market Value is determined under the Plan) of any Subsidiary Stock then held by the Sponsor Stockholders; or (y) following an IPO, the fair market value of each of the Common Stock and any Subsidiary Stock then held by the Sponsor Stockholders, calculated based on the average trading price of the applicable stock over the 30 trading-day period prior to the applicable potential Vesting Date (the amounts in clauses (x) and (y), collectively, the “Special Termination Valuations”); and the term “Special Termination Sponsor Return” shall have the same meaning as “Sponsor Return”, except that the Sponsor Return shall also be determined by including in such calculation the Special Termination Valuations.

All decisions by the Committee with respect to any calculations pursuant to this Section 4 shall be made in good faith after consultation with senior management and shall be final and binding on the Optionee absent manifest error by the Committee.

Section 5. Restriction on Transfer/ Stockholders Agreement. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee, except (i) if permitted by the Board or the Committee, (ii) by will or the laws of descent and distribution or (iii) pursuant to beneficiary designation procedures approved by the Company. The Option shall not be subject to execution, attachment or similar process. Shares of Common Stock acquired pursuant to the exercise of Options hereunder will be subject to the Stockholders Agreement. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions of this Agreement or the Stockholders Agreement shall be null and void and without effect.

Section 6. Optionee’s Employment. Nothing in this Agreement or in the Option shall confer upon the Optionee any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company and its Subsidiaries, in their sole discretion, to terminate the Optionee’s employment or to increase or decrease the Optionee’s compensation at any time.

Section 7. Termination. The Option shall automatically terminate and shall become null and void, be unexercisable and be of no further force and effect upon the earliest of:

(a) so long as the Optionee remains employed by the Company or one of its Affiliates, the tenth anniversary of the Grant Date;

(b) in the case of a Termination of Relationship due to a Special Termination, (i) with respect to any Time-Based Options and Performance-Based Options that are vested as of the Termination of Relationship, the first anniversary of the Termination of Relationship, and (ii) with respect to any Performance-Based Option that becomes a Vested Option pursuant to Section 4(b)(ii)(E), the later of the first anniversary of the Termination of Relationship and the 90th day

following the last Vesting Date (if any) that occurs during the Special Termination Vesting Period;

(c) in the case of a Termination of Relationship other than (x) for Cause or (y) due to a Special Termination, the 90th day following the Termination of Relationship; and

(d) the day of the Termination of Relationship in the case of a Termination of Relationship for Cause.

Section 8. Securities Law Representations. The Optionee acknowledges that the Option and the Shares are not being registered under the Securities Act, based, in part, on either (i) reliance upon an exemption from registration under Securities and Exchange Commission Rule 701 promulgated under the Securities Act or (ii) the fact that the Optionee is an “accredited investor” (as defined under the Securities Act and the rules and regulations promulgated thereunder), and, in each of (i) and (ii) above, a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time. The Optionee, by executing this Agreement, hereby agrees that the Optionee shall make such representations as may be required to be made by the Optionee upon any acquisition of Shares hereunder as set forth in the Stockholders Agreement, as such representations shall be required to be made at such time. The Optionee further represents the following, as of the date hereof:

•	The Optionee represents and warrants that (i) such party has full legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement, and (ii) this Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding agreement of such party enforceable against such party in accordance with its terms.

•	The Optionee has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Option and the restrictions imposed on any Shares purchased upon exercise of the Option.

•	The Optionee is aware that the Option may be of no practical value, that any value it may have depends on its vesting and exercisability as well as an increase in the Fair Market Value of the underlying Shares to an amount in excess of the Option Price, and that any investment in common shares of a closely held corporation such as the Company is non-marketable, non-transferable and could require capital to be invested for an indefinite period of time, possibly without return, and at substantial risk of loss.

•	The Optionee has read and understands the restrictions and limitations set forth in the Stockholders Agreement, the Plan and this Agreement.

•	The Optionee has not relied upon any oral representation made to the Optionee relating to the Option or the purchase of the Shares on exercise of the Option or upon information presented in any meeting or material relating to the Option or the Shares.

•	The Optionee understands and acknowledges that, if and when the Optionee exercises the Option, (a) any certificate evidencing the Shares (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend, merger or other form of reorganization or recapitalization) when issued shall bear any legends which may be required by applicable federal and state securities laws, and (b) except as otherwise provided in this Agreement or under the Stockholders Agreement or the Registration Rights Agreement (as such term is defined in the Stockholders Agreement), the Company has no obligation to register the Shares or file any registration statement under federal or state securities laws.

Section 9. Designation of Beneficiary. The Optionee may appoint any individual or legal entity in writing as the Optionee’s beneficiary to receive any Option (to the extent not previously terminated or forfeited) under this Agreement upon the Optionee’s death or Disability. The Optionee may revoke the Optionee’s designation of a beneficiary at any time and appoint a new beneficiary in writing. To be effective, the Optionee must complete the designation of a beneficiary or revocation of a beneficiary by written notice to the Company under Section 11 of this Agreement before the date of the Optionee’s death. In the absence of a beneficiary designation, the legal representative of the Optionee’s estate shall be deemed the beneficiary.

Section 10. Condition Precedent. If the Transaction is not consummated, the Company will not grant the Optionee the Option and this Agreement shall become null and void.

Section 11. Notices. All notices, claims, certifications, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, email or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at:

If to the Company, to:

ARAMARK Corporation

ARAMARK Tower

1101 Market Street

Philadelphia, PA 19107-2988

Attention: Head of Human Resources

With a copy to:

ARAMARK Corporation

ARAMARK Tower

1101 Market Street

Philadelphia, PA 19107-2988

Attention: General Counsel

If to the Optionee, to him at the address set forth on the signature page hereto; or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or other communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

The Company shall, reasonably promptly upon the occurrence of any vesting pursuant to Section 4(b)(ii)(E) above, provide notice to the Optionee of such vesting (it being understood that a failure to so provide such notice shall not result in an extension of the applicable Option exercise period, but shall constitute a breach of this Agreement).

Section 12. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 13. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

Section 14. Withholding. As a condition to exercising this Option in whole or in part, the Optionee will pay, or make provisions satisfactory to the Company for payment of, any Federal, state and local taxes required to be withheld in connection with such exercise in a manner that is set forth in Section 5.6 of the Plan.

Section 15. Adjustment to Option; Registration of Shares. In the event of any event described in Article VII of the Plan occurring after the Grant Date, the adjustment provisions (including cash payments) as provided for under Article VII of the Plan shall apply. The Company shall, concurrently with the closing of a Public Offering, register all Shares subject to an Option by filing a Form S-8 with the U.S. Securities Exchange Commission.

Section 16. Section 409A of the Code. If any term, distribution or settlement of this Agreement, or any other action by the Company (including by the Committee) pursuant to the terms of the Plan or this Agreement, would subject the Optionee to tax under Section 409A of the Code, the Company shall indemnify and hold harmless the Optionee for any taxes, interest and penalties the Optionee may incur under Section 409A of the Code as a result thereof, such that on a net-after-tax basis, the Optionee shall not be liable for any such taxes, interest or penalties, or for any taxes, interest or penalties imposed upon the Company’s provision of such indemnity. The Company and the Optionee shall cooperate in good faith, and consult with tax counsel to the Company, to restructure the Option and this Agreement (which may require the provision of an alternative payment or benefit, but which shall not convey an economic benefit to the Optionee that is diminished in value to the Optionee other than in a de minimis manner) in a manner that will cause the Optionee to not be subject to such taxes, interest and penalties in respect of the Option and this Agreement (or any such restructured arrangement).

Section 17. Modification of Rights; Entire Agreement. The Optionee’s rights under this Agreement and the Plan may be modified only to the extent expressly provided under this Agreement or under Article X or Article XIV of the Plan. This Agreement and the Plan (and the other writings referred to herein, including the Stockholders Agreement or the Registration Rights Agreement) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 18. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 19. Waiver of Jury Trial; Legal Fees. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder. In the event of any dispute regarding any term of this Option, the Company shall promptly reimburse the Optionee for all legal fees and expenses the Optionee incurs in connection with such dispute if the Optionee prevails in such dispute on a substantial portion of the claims under such dispute.

Section 20. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Nonqualified Stock Option Agreement as of the date first written above.

ARAMARK HOLDINGS CORPORATION

By:
Name:
Title:

OPTIONEE

[NAME]

Last address on the records of the Company:

[Address]

Number of Shares of Common Stock subject to Time-Based Options:

Number of Shares of Common Stock subject to Performance-Based Options:

Schedule 1

EBIT Targets

(in millions)

Year	Annual EBIT Target	Cumulative EBIT Target
2007	$705.0	N/A
2008	$779.4	$1,485.3
2009	$829.2	$2,314.5
2010	$887.4	$3,201.9

EBIT shall mean for any Fiscal Year, net income increased by (i) net interest expense and (ii) the provision for income taxes; all determined in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied on a consolidated basis. For this purpose EBIT shall:

a)	Exclude any extraordinary gains or losses, cumulative effect of a change in accounting principle, income or loss from disposed or discontinued operations and any gains or losses on disposed or discontinued operations, all as determined in accordance with GAAP.

b)	Exclude any gain or loss greater than $2 million attributable to asset dispositions, contract terminations and similar items, provided that losses on contract terminations and asset dispositions in connection with client contract terminations shall be limited in any given Fiscal Year to $5 million.

c)	Exclude any increase in amortization or depreciation resulting from the application of purchase accounting to the Transaction, including the current amortization of existing acquired intangibles.

d)	Exclude any gain or loss from the early extinguishment of indebtedness including any hedging obligations or other derivative instrument.

e)	Exclude any impairment charge or similar asset write off required by GAAP.

f)	Exclude any non cash compensation expense resulting from the application of SFAS No. 123R or similar accounting requirements.

g)	Exclude any expenses or charges related to any equity offering, acquisition, disposition, recapitalization, refinancing or similar transaction, including the Transaction.

h)	Exclude any transaction, management, monitoring, consulting, advisory and related fees and expenses paid or payable to the Sponsor Stockholders.

i)	Exclude the effects of changes in foreign currency translation rates from such rates used in the calculation of the EBIT Targets.

The final EBIT calculation for any Fiscal Year will be subject to review and approval by the Committee.

The EBIT Targets shall be adjusted for acquisitions as follows:

a)	For acquisitions having purchase consideration of less than $20 million each, there shall be no adjustment until the aggregate consideration for all such acquisitions exceeds $20 million in any Fiscal Year and then the EBIT Targets shall be adjusted to the extent the consideration for all such acquisitions exceeds $20 million. The amount of the adjustment shall be based on the last twelve months earnings of the acquired business, provided however, that the last twelve months earnings shall be adjusted, if necessary, to reflect the sustainable underlying profitability of the acquired business. If the purchase consideration for all such acquisitions is less than $20 million in any Fiscal Year, the amount by which $20 million exceeds such aggregate consideration shall be carried forward to future Fiscal Years for purposes of making this determination under this sub paragraph a).

b)	For acquisitions having purchase consideration of more than $20 million each, the EBIT Targets shall be adjusted based on the pro forma used to approve the acquisition.

The EBIT Targets will be adjusted for divestitures of a business by the amount of the last twelve months earnings of the divested business.

Schedule 2

Examples of Application of Certain Provisions of Section 4(b)(ii)

Section 4(b)(ii)(A)

FY 2007: EBIT is $700.0. No Performance-Based Options for FY 2007 vest.

FY 2008: Annual EBIT is $780.0, Cumulative EBIT is $1,480.0. Performance-Based Options for FY 2008 vest because annual EBIT Target is achieved, Performance-Based Options for FY 2007 do not vest because Cumulative EBIT Target is not achieved.

FY 2009: Annual EBIT is $850.0, Cumulative EBIT is $2,330.0. Performance-Based Options for FY 2009 vest because annual EBIT is achieved; Performance-Based Options for FY 2007 also vest because Cumulative EBIT Target is achieved.

Section 4(b)(ii)(C)

FY 2007: EBIT is $710.0. Performance-Based Options for FY 2007 vest (i.e., 25% of all Performance-Based Options are vested).

FY 2008: EBIT is $760.0. No Performance-Based Options for FY 2008 vest (i., Optionee is still only vested in 25% of all Performance-Based Options).

June 2009: A Qualified Partial Liquidity Event occurs where the Partial Liquidity Vesting Percentage is 75%. Performance-Based Options for FY 2008 vest and, whether or not either of the EBIT Targets for FY 2009 is achieved, the Performance-Based Options for FY 2009 will also vest, such that the Optionee will be 75% vested in all Performance-Based Options.

Section 4(b)(ii)(D)

FY 2007: EBIT is $710.0. Performance-Based Options for FY 2007 vest (i.e., 100% of all Performance-Based Options that were eligible to vest in FY 2007 are vested).

FY 2008: EBIT is $760.0. No Performance-Based Options for FY 2008 vest (i.e., Optionee is only 50% vested in all Performance-Based Options that were eligible to vest in FY 2007 and FY 2008 combined).

June 2009: A Change of Control that is not a Return-Based Vesting Event occurs. 50% of the Performance-Based Options for FY 2009 and FY 2010 will become vested.

Section 4(b)(ii)(B) and (E)

FY 2007: EBIT is $700.0. No Performance-Based Options for FY 2007 vest.

FY 2008: EBIT is $760.0. No Performance-Based Options for FY 2007 or FY 2008 vest.

January 2009: Optionee’s employment terminates due to Retirement.

August 2009: A Return-Based Vesting Event occurs. All Performance-Based Options (for FY 2007-2010) vest, even though the event occurs after the Optionee’s employment terminates, because the event occurs within 12 months after the termination of employment.